EXHIBIT W

                       GUARANTY AGREEMENT

     This GUARANTY AGREEMENT dated as of April 14, 2003 is made by WYNNCHURCH CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Wynnchurch USA"), and WYNNCHURCH CAPITAL PARTNERS CANADA, L.P., an Alberta, Canada limited partnership ("Wynchurch Canada", and collectively with Wynnchurch USA, the "Guarantors"), jointly and severally, to FLEET CAPITAL CORPORATION (the "Lender").

                       W I T N E S S E T H

     WHEREAS, Alternative Resources Corporation ("ARC"), ARC Service, Inc., ARC Solutions, Inc., ARC Midholding, Inc., Writers Inc., ARC Technology Management LLC, ARC Staffing Management LLC, and ARC Shared Services LLC (collectively, the "Borrowers") and the Lender are parties to a Credit and Security Agreement dated as of January 31, 2002 (as amended, supplemented or otherwise modified from time to time, including, without limitation, by the Fifth Amendment described below) the "Credit Agreement"), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to make loans and other extensions of credit to the Borrowers;

     WHEREAS, as a result of a dispute that has arisen between the Borrowers and Bluecurrent, Inc. ("Bluecurrent"), regarding accounts receivable owing from Bluecurrent to the Borrowers, the entire amount of accounts receivable owing from Bluecurrent to the Borrowers no longer satisfy the criteria of "Eligible Accounts" as set forth in the Credit Agreement;

     WHEREAS, after giving effect to the exclusion of the accounts owing from Bluecurrent, the Revolving Credit Exposure exceeds the Borrowing Base, and, as a result of the Borrowers' failure to cause the Revolving Credit Exposure to be less than or equal to the Borrowing Base, an Event of Default is currently continuing under the Credit Agreement (the "Overadvance Event of Default");

     WHEREAS, as a result of the adverse effect of the dispute between the Borrowers and Bluecurrent on the Borrower's financial results, the Borrowers have advised the Lender that they have failed to comply with the certain financial covenants set forth in the Credit Agreement for the fiscal period ending December 31, 2002 (the "December 31, 2002 Events of Default") and that they anticipate that they will be unable to satisfy the financial covenants contained in the Credit Agreement for the fiscal quarter ending March 31, 2003;

     WHEREAS, the Borrowers have requested that the Lender enter into a Fifth Amendment to Credit Agreement and Waiver dated as of the date thereof (the "Fifth Amendment") whereby the Lender would agree, subject to the terms and conditions contained therein, to waive the Overadvance Event of Default and the December 31, 2002 Events of Default, and to amend the Credit Agreement revise certain financial covenants relating to the fiscal quarter ending March 31, 2003 and thereafter, and to provide for the Lender to continue to make overadvances for the account of the Borrower until December 31, 2003, or such later date as the Lender may agree in writing, of up to $2,000,000 in the aggregate outstanding at any time, and to reset certain financial covenants; and

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     WHEREAS, each of the Guarantors is the holder of 15% Secured
Subordinated Convertible Promissory Notes (the "ARC Subordinated Notes") issued by ARC (the parent company of the other Borrowers) and will benefit from the continued liquidity of the Borrowers resulting from the Lender's overadvances for the account of the Borrowers;

     NOW, THEREFORE, in order to induce the Lender to waive the Overadvance Event of Default and the December 31, 2002 Events of Default and to agree to amend the financial covenants contained in the Credit Agreement and to continue to make Loans and overadvances to the Borrowers as provided in the Credit Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged by the Guarantors, the Guarantors hereby agree as follows:

     1. Defined Terms. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. As used herein, the following terms have the following meanings:

          (a) "Bluecurrent Receivables" means accounts receivable owing from Bluecurrent to the Borrowers.

          (b) "Capital Commitments" means, in respect of any Guarantor, the commitment of each Investor in such Guarantor to fund such Guarantor in the amount set forth in, and pursuant to the terms of, such Investor's subscription agreement and such Guarantor's partnership agreement, as such documents may be amended from time to time.

          (c) "Capital Call" means, in respect of any Guarantor, a call upon the Investors in such Guarantor to fund all or a portion of the Capital Commitments of such Investors to such Guarantor.

          (d)  "General Partner" means, in respect of Wynnchurch
USA, Wynnchurch Partners, L.P., and in respect of Wynnchurch
Canada, Wynnchurch Partners Canada, L.P.

          (e) "Investor" means, in respect of any Guarantor, the General Partner of such Guarantor and each of the other constituent partners of such Guarantor.

          (f) "Uncalled Capital Commitments" means, in respect of any Guarantor, at any time, the remaining obligations of the Investors in such Guarantor to pay their Capital Commitments at such time.

     2.   Guaranteed Obligation.

          (a) Subject to Section 2(b) below, the Guarantors do hereby absolutely, irrevocably and unconditionally guarantee, jointly and severally, the due and punctual payment of the Overadvance Amount (the "Guaranteed Obligation").

          (b) Notwithstanding any provision of this Agreement to the contrary, the obligations of the Guarantors under this Agreement shall not exceed the sum of (i) $2,000,000 (the
"Initial Guaranty Amount"), plus (ii) in the event any payment to be made by the Guarantors hereunder is not made when due, interest at the Post-Default Rate accruing on such unpaid

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amount from the date such amount became due hereunder, plus (iii)
the reasonable expenses (including fees and expenses of counsel), if any, incurred by the Lender in enforcement of and collection under this Agreement. The parties hereto agree that the Initial Guaranty Amount shall be reduced from time to time, upon the payment in cash by Bluecurrent to the Borrowers of amounts due in respect of the Bluecurrent Receivables, on a dollar for dollar basis in an amount equal to such cash payments; provided that no such reduction in the Initial Guaranty Amount shall become effective until three days after receipt by the Lender of such cash payment for application to the outstanding Loans.

          (c) The Borrowers confirm that they have directed and will continue to direct Bluecurrent to make all payments in respect of the Bluecurrent Receivables directly to a Lockbox or Controlled Account maintained by the Borrowers at the Cash Management Bank. The Borrowers agree that any Credit Party receiving any monies, checks, notes, drafts or other payments relating to the Bluecurrent Receivables will hold the same in trust for, and as the sole and exclusive property of, the Lender and immediately upon receipt of thereof, shall remit the same to a Controlled Account maintained by the Borrowers at the Cash Management Bank.

          (d) In the event of payment by the Guarantors to the Lender of the Guaranteed Amount as provided above, the Lender shall consent to the payment by the Borrowers to Wynnchurch Capital, Ltd., and the acceptance by the Wynnchurch Capital, Ltd., from the Borrowers, of a fee in the aggregate amount of $250,000 (the "Guaranty Fee"); provided that such fee shall be deferred and shall not be paid, except as permitted under the terms of the Credit Agreement and that certain Subordination and Intercreditor Agreement by and among the Guarantors, the Lender and the Borrowers, dated as of January 31, 2002, as amended by that certain amendment of even date herewith (the "Intercreditor Agreement").

     3.   Demand by Lender.

          (a) Upon failure by the Borrowers punctually to pay or perform the Guaranteed Obligation on the Overadvance Termination Date or on any date prior to the Overadvance Termination Date that the entire balance of the Loans shall become due as a result of acceleration or the occurrence of events described in subsections 9.1(g) or (h) of the Credit Agreement, the Lender may make demand upon the Guarantors for the payment or performance of the Guaranteed Obligation and the Guarantors bind and oblige themselves to make such payment or performance not later than 20 days following such demand by Lender.

          (b) All payments made by the Guarantors under this Agreement shall be made directly to the Lender in immediately available funds. The Guarantors and the Borrowers agree that Guarantors and Wynnchurch Capital, Ltd., will have the option, in their sole discretion, to have all or any portion of any payment made by the Guarantors hereunder, together with the Guaranty Fee (the "Demand Amount") deemed to be (i) a purchase by Guarantors and Wynnchurch Capital, Ltd. (solely with respect to the amount of the Guaranty Fee) from ARC of Senior Subordinated Secured Promissory Notes (the "New Wynnchurch Subordinated Notes") in an aggregate principal amount equal to the Demand Amount; and (ii) the immediate payment by ARC to the Lender of all proceeds of the sale of the New Wynnchurch Subordinated Notes described above. The New Wynnchurch Subordinated Notes shall have the terms set forth in that certain Securities Purchase Agreement dated as of January 31, 2002, among ARC and

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Guarantors, as amended (the "Securities Purchase Agreement"), provided, however, that ARC shall be required to prepay such New Wynnchurch Subordinated Notes at such times and to the extent permitted under Section 2.6 of the Intercreditor Agreement.

     4. Waiver of Demands, Notices, Diligence, etc. The Guarantors hereby assent to all of the terms and conditions of the Guaranteed Obligation and waive: (a) demand for the payment of the principal of the Guaranteed Obligation or of any claim for interest or any part of any thereof (other than the demand provided for in Section 3 hereof); (b) notice of the occurrence of, or the occurrence of, a default or an event of default under the Credit Agreement or under the Guaranteed Obligation; (c) protest of the nonpayment of the principal of the Guaranteed Obligation or of any claim for interest or any part thereof; (d) notice of presentment, demand and protest; (e) notice of acceptance of any guaranty herein provided for or of the terms and provisions thereof or hereof by the Lender; (f) notice of any extensions granted to the Borrowers or any successor to the Borrowers or any person or party which shall have assumed the obligations of the Borrowers; (g) any requirement of diligence or promptness on the part of the Lender in the enforcement of any of its rights under the provisions of the Credit Agreement or this Agreement; (h) any enforcement of the Guaranteed Obligation; (i) any right which any Guarantor might have to require the Lender to proceed against any other guarantor of the Guaranteed Obligation or to realize on any collateral security therefor; and (j) any and all notices of every kind and description which may be required to be given by any statute or rule of law in any jurisdiction (other than notices of foreclosure under the UCC). The waivers set forth in this Section 4 shall be effective notwithstanding the fact that any Borrower ceases to exist by reason of its liquidation, merger, consolidation or otherwise. Notwithstanding any provision of this Agreement to the contrary, the Lender shall not settle or compromise any Bluecurrent Receivables without the prior written consent of the Guarantors; provided that no such consent shall be required during the continuance of an Event of Default of the type described in subsection 9.1(g) or (h) of the Credit Agreement.

     5. Obligations of Guarantor Unconditional. The obligations of each of the Guarantors under this Guaranty Agreement shall be absolute, unconditional and primary irrespective of the validity, regularity or enforceability of the Guaranteed Obligation, and shall not be affected by (a) any action taken under the Credit Agreement in the exercise of any right or remedy therein conferred (including, without limitation, in respect of the Guaranteed Obligation), (b) any failure or omission on the part of the Lender to enforce any right given under any Loan Document or hereunder or any remedy conferred thereby or hereby, (c) any waiver of any term, covenant, agreement or condition of the Credit Agreement (including without limitation, in respect of the Guaranteed Obligation) or this Agreement, (d) any release of any security or any other guaranty at any time existing for the benefit of the Guaranteed Obligation (including, without limitation, the release of any other Guarantor hereunder) or any other obligation under the Credit Agreement, (e) the commencement of a bankruptcy (whether voluntary or involuntary), insolvency or related proceeding or the appointment of a receiver or similar official with respect to any Guarantor, (f) the merger or consolidation of any Borrower,
(g) sale, lease or transfer by any Borrower to any person of any or all of its properties, (h) any action of the Lender granting indulgence or extension to, or waiving or acquiescing in any default by, any Borrowers or any successor to any Borrower or any person or party which shall have assumed any obligation of the Borrowers, (i) reason of any disability or other defense of any Borrower or any successor to any Borrower, (j) any modification, alteration, or by any circumstance whatsoever (with or without notice to or knowledge of the Guarantors) which may or might in any manner or to any extent vary the risk of any Guarantor hereunder, it being the purpose and intent of each Guarantor that the obligations of each Guarantor hereunder shall be absolute, unconditional and primary under any and all circumstances and shall not be discharged except by payment or performance as herein provided, and then only to the extent of such payment or performance. Notwithstanding any provision of this Agreement to the contrary, the Lender shall not settle or compromise any Bluecurrent Receivables without the prior written consent of the Guarantors; provided that no such consent shall be required during the continuance of an Event of Default of the type described in subsection 9.1(g) or (h) of the Credit Agreement.

     6. Waiver of Rights of Subrogation. Until the payment in full of the Guaranteed Obligation, each Guarantor hereby waives any claim, right or remedy which such Guarantor may now have or hereafter acquire against the Borrowers that arises hereunder and/or from the performance by such Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, indemnification, or participation in any claim, right or remedy of the Lender against the Borrowers on any security which the Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

     7. Termination. This Agreement shall terminate upon the earliest to occur of: (a) the reduction of the Initial Guaranty Amount to zero in accordance with the terms of Section 2(b) of this Agreement, (b) the payment in full of all of the Guarantors' obligations under this Agreement, or (c) the 60th day after the Overadvance Termination Date.

     8. Reinstatement. This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any amount received by the Lender in respect of the Guaranteed Obligation is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor or upon the appointment of an intervenor or conservator of, or trustee or similar official for, any Borrower or any Guarantor or any substantial part of any of their respective properties, or otherwise, all as though said payments had not been made.

     9. Representations and Warranties. Each Guarantor represents and warrants to Lender that:

          (a)  Due Organization.

               (i) Each Guarantor is a limited partnership duly organized and validly existing in good standing under the laws of its jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification may be necessary by reason of the nature or location of such Guarantor's assets or operations.

               (ii) The General Partner of each Guarantor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification may be necessary by reason of the nature or location of such Guarantor's assets or operations.

          (b) Due Authorization. The execution, delivery and performance hereof are within each Guarantor's and each General Partner's powers, have been duly authorized by all necessary action (including, if required, partner action), require no action by or in respect of or filing with any governmental authority, and do not contravene or constitute a default under any provision of applicable law or regulation or of the certificate of limited partnership, limited partnership agreement, articles of incorporation, by-laws or other constituent documents of such Guarantor or General Partner, or any judgment, order, decree, injunction or material agreement or other instrument by which it or any of its properties may be bound, and will not result in creation or imposition of any Lien on any of its assets.

          (c) Enforceability. This Agreement has been duly executed and delivered by and constitutes a valid and binding agreement of each Guarantor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors and general principles of equity.

          (d) Financial and Other Information. The Guarantors have delivered to the Lender copies of their financial statements for the fiscal year most recently ended, and such financial statements are true and accurate in all material respects. Each of the Guarantors has delivered to the Lender true and complete copies of its certificate of limited partnership and limited partnership agreement, as amended and in effect on the date of this Agreement. All information heretofore furnished by the Guarantors to the Lender for purposes or in connection with this Agreement or the transactions contemplated hereby is, and all such information hereafter furnished by the Guarantor to the Lender will be, true and accurate in all material respects on the date as of which such information is stated or deemed stated.

          (e) Capital Commitments and Calls, Etc. As of March 31, 2003: (i) the Capital Commitments of Wynnchurch USA aggregate $80,250,000; (ii) the Capital Commitments of Wynnchurch Canada aggregate $82,852,855; (iii) Capital Calls aggregating $38,152,687 have been made by Wynnchurch USA; (iv) Capital Calls aggregating $39,452,587 have been made by Wynnchurch Canada; and
(v) no Investor has failed to fund all of the amounts required to be paid by such Investor pursuant to Capital Calls heretofore made or is otherwise in default under any subscription agreement relating to its investment in the applicable Guarantor. Under the applicable limited partnership agreement and subscription agreement, each Investor has an absolute obligation to fund Capital Calls up to the aggregate amount of its Capital Commitment. No Guarantor has knowledge of any right of set-off existing in favor of any Investor against such Investor's obligation to fund Capital Calls. ARC is a "Portfolio Company", as defined in each Guarantor's limited partnership agreement. Payment of the entire amount of the Guaranteed Obligation hereunder by any Guarantor, when aggregated with the amount of such Guarantor's existing investment in the Borrowers, shall not cause a breach of any applicable concentration limit set forth in such Guarantor's limited partnership agreement. The total amount of all loans by each Guarantor to, and all guarantees by each Guarantor (including its guaranty under this Agreement) of any loan or other obligation of, the Borrowers, together with the total amount of cash invested by such Guarantor in the Borrowers, does not represent in excess of 25% of the aggregate amount of the Capital Commitments of the Investors in such

Guarantor. The total amount of all guarantees by each Guarantor (including its guaranty under this Agreement) of the loans and other obligations of existing and prospective Portfolio Companies (as defined in each Guarantor's limited partnership agreement) does not exceed 100% of the unfunded Capital Commitments of the Investors in such Guarantor as of the date hereof. The execution and delivery of this Agreement by the Guarantors, and the performance by the Guarantors of their obligations under this Agreement, does not and will not constitute an investment in a leveraged buy out, venture capital or other similar private debt or equity fund.

          (f) No Adverse Regulations. Each Guarantor (i) is subject to no legal restriction, or any judgment, award, decree, order, governmental rule or regulation or contractual restriction which would have a material adverse effect on its financial condition, assets or operations (a "Guarantor Material Adverse Effect") and (ii) is in compliance with its organizational documents and all contractual requirements by which it or any of its properties may be bound and all applicable laws, rules and regulations other than (A) laws, rules or regulations the validity or applicability of which it is contesting in good faith by proceedings which serve to stay the enforcement thereof or (B) such provisions of any of such organizational documents, contractual requirements, laws, rules or regulations as to which the failure to comply with the same would not reasonably be expected to have Guarantor Material Adverse Effect.

          (g) No Adverse Actions. There is no action, suit, proceeding or investigation pending or, to each Guarantor's knowledge, threatened against any Guarantor, any of its general partners or any of their assets before or by any Governmental Authority reasonably likely to have a Guarantor Material Adverse Effect.

          (h) Compliance with Laws and Agreements. Each Guarantor is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Guarantor Material Adverse Effect.

          (i) Investment and Holding Company Status. No Guarantor is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) a "bank holding company" as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

     10. Acknowledgement of Lender's Discretion. Each Guarantor hereby acknowledges that (i) pursuant to the terms of the Credit Agreement the Overadvance Amount at any time outstanding is determined with reference to the Borrowing Base, which shall be calculated by the Lender in its commercially reasonable discretion, and (ii) in connection with the determination of the Overadvance Amount, the amount of receivables owing by Bluecurrent to the Borrowers shall not be included in the Borrowing Base.

     11. Subscribed Capital. Until such time as this Agreement terminates in accordance with the terms of Section 7 hereof, the aggregate amount of Uncalled Capital Commitments in respect of the Guarantors shall at all times equal or exceed three times the aggregate Guarantor

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Indebtedness.  For purposes hereof "Guarantor Indebtedness"
means, for any Guarantor, without duplication: (a) obligations created, issued or incurred by such Guarantor for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Guarantor to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) capital lease obligations of such Guarantor; (d) obligations of such Guarantor in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Guarantor; (e) Indebtedness of others secured by a Lien on the property of such Guarantor, whether or not the respective indebtedness so secured has been assumed by such Guarantor; and
(f) Indebtedness of others Guaranteed by such Guarantor. Guarantor Indebtedness, however, excludes guaranties made by a Guarantor for which recourse under such guaranty is limited to securities of such Guarantor's portfolio companies or their affiliates (together with replacements for such securities, dividends or other amounts paid on account of such securities, property exchanged or received for such securities, or the proceeds from the sale thereof).

     12. Covenants. Each Guarantor agrees that so long as the Guaranteed Obligation remains outstanding, such Guarantor:

          (a) will maintain its existence in good standing as a limited partnership under the laws of the jurisdiction of its organization as a limited partnership and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude it form enforcing its rights with respect to any material asset or would expose it to any material liability;

          (b) will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve themselves (or suffer any liquidation or dissolution);

          (c) will not amend or modify such Guarantor's limited partnership agreement or any subscription agreement of any Investor in such Guarantor in any way that would adversely affect the enforceability of this Agreement, the availability of capital to discharge the obligations under this Agreement or the consequences to Investors of failing to fund Capital Calls;

          (d) will furnish to the Lender promptly upon the mailing thereof to the Investors generally, copies of all financial statements, reports and other information so mailed to the Investors.

     13. Notices. Except as otherwise provided herein, all notices to the Guarantors or the Lender shall be in writing and shall be deemed to have been sufficiently given or served for all purposes hereof if personally delivered or mailed by first class mail, postage prepaid, as follows:

          (a)  if to the Guarantors:

               Wynnchurch Capital Partners, L.P.

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               Wynnchurch Capital Partners Canada, L.P.
               c/o Wynnchurch Capital Ltd.
               Two Conway Park
               150 Field Drive, Suite 165
               Lake Forest, Illinois  60045
               Attention:  John A. Hatherly
               Fax no. 847-604-6105

               with a copy to:

               Altheimer & Gray
               10 South Wacker Drive, Suite 4000
               Chicago, Illinois 60606
               Attention:  Mark T. Kindelin, Esq.
               Fax no. 312-715-4800

          (b)  if to the Lender:

               Fleet Capital Corporation
               Mail Stop MA DE 10307X
               One Federal Street
               Boston, Massachusetts  02110
               Attention:  Christopher Godfrey

               with a copy to:

               Palmer & Dodge LLP
               111 Huntington Avenue at Prudential Center
               Boston, Massachusetts 02199-7613
               Attn: David L. Ruediger, Esq.

or at such other address as the party to whom such notice or demand is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

     14. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Lender and the Guarantors and their respective successors and assigns, and the term "Lender" shall be deemed to include any other holder or holders of the Guaranteed Obligation. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Each Guarantor agrees, as principal obligor and not as guarantor, to pay to the Lender forthwith upon demand in funds immediately available to the Lender, all reasonable costs and expenses (including court costs and reasonable attorneys'

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fees and disbursements) incurred or expended by the Lender in connection with the enforcement of this Agreement.

     15.  Obligations Joint and Several.  The obligations of the
Guarantors hereunder shall be joint and several.

     16.  Governing Law; Jurisdiction; Waiver of Jury Trial.
This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts. Each Guarantor, to the extent that it may lawfully do so, hereby consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any such courts. Each Guarantor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address provided in Section 13 of this Agreement or as otherwise provided under the laws of the Commonwealth of Massachusetts. Each Guarantor irrevocably waives all right to a trial by jury in any suit, action or other proceeding instituted by or against it in respect of its obligations hereunder or the transactions contemplated hereby.

     17. Confidentiality. The Lender agrees to maintain the confidentiality of information which is furnished to the Lender by the Guarantors pursuant to the terms hereof (including any information regarding any Person in which the Guarantors hold, or contemplate acquiring, any portfolio investments made by the Guarantors) in accordance with such procedures as it applies generally to information of this kind, and agrees that it will not disclose any of such information other than (a) to the Lender's employees, representatives, attorneys, auditors, professional advisors, agents or Affiliates who are advised of the confidential nature of such information, (b) to the extent required by governmental regulatory agencies, self regulating bodies, law, legal process, or litigation in which Lender is a defendant, plaintiff or other named party, or (c) with the Guarantors' prior written consent.

     IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

                              WYNNCHURCH CAPITAL PARTNERS, L.P.

                              By:  Wynnchurch Partners, L.P., its
                                   General Partner

                              By:  Wynnchurch Management Inc.,
                                   its General Partner


                              By:  /s/ John A. Hatherly
                                   --------------------
                              Name:   John A. Hatherly
                              Title:  President

                              WYNNCHURCH CAPITAL PARTNERS CANADA,
                              L.P.

                              By:  Wynnchurch Partners Canada,
                                   L.P.,
                                   its General Partner

                              By:  Wynnchurch GP Canada, Inc.,
                                   its General Partner


                              By:  /s/ John A. Hatherly
                                   --------------------
                              Name:   John A. Hatherly
                              Title:  President

                              The foregoing Guaranty Agreement is
                              hereby accepted:

                              FLEET CAPITAL CORPORATION


                              By:  /s/ Christopher Godfrey
                                   -----------------------
                              Name:   Christopher Godfrey
                              Title:  Senior Vice President

The undersigned acknowledge the foregoing Guaranty Agreement, and agree to be bound by the terms of Sections 2(c), 2(d) and 3(b) thereof.

ALTERNATIVE RESOURCES CORPORATION


By:  /s/ Steven Purcell
     ------------------
Name:   Steven Purcell
Title:  Chief Financial Officer


ARC SERVICE, INC.


By:  /s/ Marino Petropoulos
     ----------------------
Name:   Marino Petropoulos
Title:  Treasurer

ARC SOLUTIONS, INC.


By:  /s/ Marino Petropoulos
     ----------------------
Name:   Marino Petropoulos
Title:  Treasurer

ARC MIDHOLDING, INC.


By:  /s/ Marino Petropoulos
     ----------------------
Name:   Marino Petropoulos
Title:  Treasurer

WRITERS INC.


By:  /s/ Marino Petropoulos
     ----------------------
Name:   Marino Petropoulos
Title:  Treasurer

ARC TECHNOLOGY MANAGEMENT LLC

By:  ARC SERVICE, INC., its Manager and sole member


By:  /s/ Steven Purcell
     ------------------
Name:   Steven Purcell
Title:  Director

ARC STAFFING MANAGEMENT LLC

By:  ARC SERVICE, INC., its Manager and sole member


By:  /s/ Steven Purcell
     ------------------
Name:   Steven Purcell
Title:  Director

ARC SHARED SERVICES LLC

By:  ARC SERVICE, INC., its Manager and sole member


By:  /s/ Steven Purcell
     ------------------
Name:   Steven Purcell
Title:  Director